EXHIBIT 10.1

                        2005 INCENTIVE COMPENSATION PLAN

PURPOSE: The purpose of the Incentive Compensation Plan is to attract, motivate and retain qualified Officers and employees to maximize Company performance against pre-defined operating objectives.

BACKGROUND: The Incentive Compensation Plan is a core component of the overall compensation package for Somanetics non-commissioned Officers and non-commissioned, full-time employees selected to participate in the Plan by the Compensation Committee. The program affords the Officers and employees the opportunity to be financially rewarded based on actual results and affords the Company cash conservation when business objectives are not achieved.

PLAN SUMMARY: Non-commissioned Officers and non-commissioned, full-time employees selected to participate in the Plan by the Compensation Committee, in good standing with the Company, ("Eligible Participants") participate in the Incentive Compensation Plan. Potential incentive compensation under the Plan is based on each participant's position, salary level, individual performance against pre-defined objectives and Company performance against pre-defined objectives. One half of actual incentive compensation is paid quarterly based on year-to-date sales results versus the Sales Plan and the remaining one half is paid after the end of the fiscal year based on performance against a variety of pre-defined individual and Company objectives.

PLAN DETAIL:

     PART A: Eligible Participants participate in Part A of the Plan. Part A represents 50% of the incentive compensation potential for participants. The basis for incentive compensation for Part A is the Company's year-to-date results versus the Sales Plan evaluated quarterly. In the event that year-to-date performance versus the Sales Plan is <85%, no payment is made under Part A of the Plan. Actual payment, if any, is made in the month following the completion of each fiscal quarter, except for payment relating to sales >100% to Plan. Over achievement, if any, is measured and paid after the close of the fiscal year.

     PART B. Eligible Participants participate in Part B of the Plan. Part B represents the other 50% of the incentive compensation potential for these participants. The basis for incentive compensation for Part B is the individual's performance in relation to their achievement of pre-defined individual objectives. Measurement, and actual payment, if any, is made after the close of the fiscal year.

Note: New Officers and employees will be considered for participation at the discretion of the CEO, for non-executive officers, and/or the Compensation Committee.



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                   INCENTIVE COMPENSATION PAYMENT CALCULATIONS

PART A:  QUARTERLY PAYMENT

     YTD% TO SALES PLAN    X    FACTOR    X    SALARY    X    RATE    X    .125

   FACTOR DETERMINATION:

          % TO SALES PLAN                   FACTOR
          ---------------                   ------
              < 85%                            0
            85% to 90%                        .5
            90% to 95%                        .75
            95% to 98%                        .9
            98% to 102%                      1.0
           102% to 105%                      1.05
           105% to 110%                      1.15
             >110%                           1.25

Note: Any amount earned for overachievement of the Sales Plan in accordance with Part A is paid after the end of the fiscal year only.


PART B:  YEAR-END PAYMENT

% GOALS  X  SALARY  X   RATE   X   % SALES PLAN  X  .5   X   % NET INCOME PLAN


Note: The CEO, for non-executive officers, and/or the Compensation Committee reserve the right to adjust actual incentive compensation paid to individuals under Part B. Adjustments upward will most commonly be made for, but not be limited to, significant contributions not reflected in the individual's goals and changes in an individual's roles and responsibilities. Downward adjustments will most commonly be made for, but not limited to, failures to perform one's general responsibilities.



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              INCENTIVE COMPENSATION PLAN ADMINISTRATION GUIDELINES

o This Plan shall be administered by the Company's Compensation Committee, which is authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration.

o All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

o The Compensation Committee reserves the right to pay bonuses to participants beyond those, if any, called for by the Plan, less than those called for by the Plan, or to defer payment of bonuses based on the Company's cash position at the time of the planned payout.

o    Rights under this Plan may not be transferred, assigned or pledged.

o Nothing in this Plan confers any participant any right to continued employment and does not interfere with the Company's right to terminate an employee's employment.

o Revenue and net income will be as reported in the Company's Form 10-Q and 10-K, except revenue and net income will exclude one time or extraordinary items for incentive compensation purposes (e.g. sale of assets, non-cash write-down of assets).

o An Officer, or employee, must be a full-time employee in good standing at the time of actual payment in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Company before the payment date. No payment will be made to any person who is subject to a formal, written performance action plan.

o Any over achievement payment earned due to actual revenue exceeding Sales Plan revenue will be paid after the end of the fiscal year based on final year-end sales results versus the Sales Plan.

o Officer, or employee, participation in this Plan will be suspended during periods of personal time off days beyond the allowable amount, long-term disability periods, or any other extended leave of absence. Actual payment reductions and/or discontinuation of participation in the program for the remainder of the fiscal year will be at the discretion of the CEO, for non-executive officers, and/or the Compensation Committee.

o Earned payments under Part A, except for payments relating to over achievement, are intended to be paid after the close of each fiscal quarter based on year-to-date performance versus the Sales Plan. Payments under Part B, and any over achievement relating to Part A, shall be paid after the close of the fiscal year. In either case, actual payment will be made as soon as practicable after sales and net income are determined and the payment confirmed by the Compensation Committee.

o Payments under Part A will be made for "catching up" on a year-to-date basis. For example, if the Company finishes the first quarter below the Sales Plan, participants can recoup their full first quarter bonus not earned at the conclusion of the first quarter by "catching up" by the end of the second quarter.



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